Fifth Street Finance Corp. Announces New Investment Venture with Kemper Corporation Subsidiary

WHITE PLAINS, NY, May 7, 2014 -- Fifth Street Finance Corp. (NASDAQ:FSC) (“FSC”) today announced that it has formed a joint venture with Trinity Universal Insurance Company (“Trinity”), a subsidiary of Kemper Corporation (NYSE: KMPR) (“Kemper”), to create Senior Loan Fund JV I, LLC (“SLF JV I”). The joint venture is expected to invest primarily in middle market and other corporate debt securities, consistent with FSC’s core origination and underwriting strategy.

FSC and Trinity have committed to provide $100 million of subordinated notes and equity to the joint venture, with FSC providing $87.5 million and Trinity providing $12.5 million. In addition, SLF JV I intends to seek up to $200 million in third party financing. FSC and Trinity anticipate beginning to fund the joint venture’s portfolio with existing assets contributed from FSC.

“SLF JV I further deepens our long standing relationship with the investment team at Kemper, demonstrates the value of our affiliation with Fifth Street’s leading middle market origination platform and expands the types of financing solutions available to our private equity clients,” stated FSC’s Chief Executive Officer, Leonard M. Tannenbaum, adding, “Growing SLF JV I should lead to a higher return on equity and net investment income per share at FSC, and represents another sign of progress toward implementing the strategic initiatives we previously outlined that should lead to improving earnings.”

“We have invested with Fifth Street’s platform several times over our eight-year relationship because Fifth Street is one of the more experienced originators, underwriters and managers of middle market credits,” commented John M. Boschelli, Kemper’s Chief Investment Officer, adding “We look forward to partnering with FSC and growing this new joint venture in order to invest in an attractively structured, high-yielding investment in which we have the discretion to approve the underlying investments.”

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  The company’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC.  Named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $4 billion in assets under management.  With a track record of more than 15 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  FSC’s website can be found at fsc.fifthstreetfinance.com.

About Kemper Corporation

Kemper Corporation, with $8 billion in assets, is one of the nation’s leading insurers. The Kemper family of companies specializes in property and casualty insurance and life and health insurance for individuals, families and small businesses. Kemper employs 6,000 associates who are dedicated to providing first-rate service to its customers.  Servicing six million policies, Kemper’s businesses collectively are represented by 20,000 independent agencies which sell insurance in 47 states and the District of Columbia.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” “should,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. Neither company undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:
Dean Choksi, Executive Director of Finance & Head of Investor Relations
Fifth Street Finance Corp.
(914) 286-6855
dchoksi@fifthstreetfinance.com

Media Contact:
Nick Rust
Prosek Partners
(212) 279-3115 ext. 252
pro-fifthstreet@prosek.com